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                                                                    EXHIBIT 99.2

                           THOMAS & BETTS CORPORATION

                                 CHARTER OF THE
                       NOMINATING AND GOVERNANCE COMMITTEE

           (As adopted by the Board of Directors on February 4, 2004)


I. PURPOSE

         The Nominating and Governance Committee (the "Committee") is appointed by the Board of Directors of Thomas & Betts Corporation (the "Company") to assist the Board of Directors of the Company (the "Board") in fulfilling its responsibility to the Company's shareholders relating to the selection and nomination of persons to serve on the Board and the other governance-related matters set forth in this Charter.

         The Company shall provide the Committee with all of the resources, both internal and external, which the Committee deems necessary or advisable to meet its duties and responsibilities and carry out its function. Without limiting the foregoing, the Committee shall have sole authority to retain and terminate any search firm or other consulting firm to be used to identify candidates for the Board and to assist in the evaluation of director compensation, including sole authority to approve such firms' fees and other retention terms.

II. COMPOSITION AND MEETINGS

         The Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent directors as set forth in the applicable rules of the New York Stock Exchange and shall meet the requirements of a "non-employee director" for purposes of Section 16 of the Securities Exchange Act of 1934, as amended.

         Committee members shall be appointed by the Board, shall serve at the will of the Board, and may be removed with or without cause by the affirmative vote of a majority of the members of the Board. If a Committee Chair is not designated or present at a meeting, the members of the Committee may designate a Chair for such meeting by majority vote. The Committee may delegate its duties to one or more subcommittees consisting of Committee members.

         Regular meetings of the Committee will be at such times during the year as approved by the Committee but no less frequently than once a year. Meetings with members of management and with independent advisors may be scheduled at the request of the Committee. Special meetings may be called and held subject to the Company's By-laws.

         The Committee Chair will regularly report the Committee's activities to the Board.

III. DUTIES AND RESPONSIBILITIES

         The Committee shall have the following duties and responsibilities:

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         1.       Identify individuals who are qualified to become members of the Board, consistent with the criteria approved by the Board.

         2. Consider recommendations by non-member directors, shareholders, management and employees for candidates for nomination and renomination as directors in accordance with guidelines developed by the Committee.

         3. Recommend to the Board a slate of nominees to be proposed for election to the Board by shareholders at annual meetings.

         4. Recommend individuals to fill any vacancies created on the Board.

         5. Make recommendations to the Board regarding the size and composition of the Board, the particular qualifications and experience that might be sought in Board nominees, and assess whether the qualifications and experience of candidates for nomination and renomination to the Board meet the then current needs of the Board.

         6. Review and make recommendations to the Board regarding the composition, duties and responsibilities of various committees of the Board.

         7. Oversee the annual evaluation of the Board and of management of the Company.

         8. Review and establish the compensation of non-employee members of the Board.

         9. Develop, review and evaluate the Company's governance policies and practices, including its governance guidelines and recommend any proposed changes to the Board.

         10.      Perform an annual performance evaluation of the Committee.


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